EXHIBIT 12

EXHIBIT 12-STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          Twenty-Six
                            Weeks
                            Ended                     For the Fiscal Year Ended
                          ----------  -------------------------------------------------------------
                          June 27,     December    December     December    December   January 1,
                           2003        27, 2002    28, 2001     29, 2000    31, 1999    1999
                          ----------  ----------  -----------  -----------  ----------  -----------
Consolidated
  pretax income           $ (13,215)   $(127,581)   $ (39,287)   $  63,883   $  63,210   $  40,364

Interest                      2,849        8,134        8,236        5,142       3,160       4,013
Interest portion of
  rental expense                552        1,166        1,056        1,112         977         910
                          ----------  ----------  -----------  -----------  ----------  -----------
  Earnings                $  (9,814)   $(118,281)   $ (29,995)   $  70,137   $  67,347   $  45,287
                          ==========  ==========  ===========  ===========  ==========  ===========

Interest                  $   2,849    $   8,134    $   8,236    $   5,142   $   3,160   $   4,013
Interest portion of
  rental expense                552        1,166        1,056        1,112         977         910
                          ----------  ----------  -----------  -----------  ----------  -----------
Fixed charges             $   3,401    $   9,300    $   9,292    $   6,254   $   4,137   $   4,923
                          ==========  ==========  ===========  ===========  ==========  ===========

RATIO OF EARNINGS
  TO FIXED
  CHARGES                         --          --           --         11.2        16.3         9.2
                          ==========  ==========  ===========  ===========  ==========  ===========